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                                    Exhibit 1

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

     The undersigned acknowledge and agree that the foregoing Amendment No. 2 to the statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: May 23, 2006


                                     /s/ John W. Moon
                                     -------------------------------------------
                                     John W. Moon,
                                     individually and as managing member of
                                     JWM Capital LLC,
                                     for itself and as the general partner of
                                     Moon Capital Management LP,
                                     for itself and as the investment manager of
                                     Moon Capital Master Fund Ltd. and
                                     Moon Capital Leveraged Master Fund Ltd.